Exhibit 99.1

PRESS RELEASE

PayPal Appoints Enrique Lores as New Independent Board Chair

SAN JOSE, Calif., TBD /PRNewswire/ — PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that Enrique Lores has been appointed the new Independent Chair of its Board of Directors. He succeeds John Donahoe, who is retiring from the PayPal Board after serving as Board Chair since 2015. Lores, President and CEO of HP Inc., has served on the Board since June 2021.

“Enrique’s deep expertise in consumer and enterprise technology has been invaluable to PayPal, and I know that his experience leading and transforming HP into an industry disruptor will continue to serve the Board and the company well in his new role as Board Chair,” said Alex Chriss, President and CEO, PayPal. “I also want to thank John for his incredible contributions to PayPal as Board Chair. John’s strategic direction and steady leadership over the last nine years strengthened our company’s foundation as a leader in digital commerce.”

“It’s a privilege to take on the role of Board Chair at such an exciting time for PayPal,” said Lores. “I look forward to continuing to work closely with the Board, Alex, and the entire PayPal leadership team to deliver exceptional results for our customers and stockholders.”

“It’s been an honor to be a part of PayPal’s story for the past 16 years, first as CEO of eBay and as PayPal’s Board Chair for the past nine years,” said Donahoe. “Enrique’s expertise in corporate transformation and broad understanding of the technology ecosystem makes him an ideal next Chair to work with the rest of the Board and Alex as PayPal continues to define its next chapter. I’m incredibly optimistic about the future of PayPal and know the Board, under Enrique’s leadership, will help guide the company to continued success.”

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:

investorrelations@paypal.com

Media Relations Contact:

mediarelations@paypal.com